Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – July 25, 2024

FVCBankcorp, Inc. Announces Second Quarter 2024 Earnings
Continued Improvement in Net Income, Net Interest Income, and Margin

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the second quarter of 2024.

Second Quarter Selected Financial Highlights
•Increase in Net Income. For the three months ended June 30, 2024, the Company recorded net income of $4.2 million, or $0.23 diluted earnings per share. Compared to the linked quarter, net income increased $2.8 million, from $1.3 million for the three months ended March 31, 2024.
•Increase in Net Interest Income and Margin. Net interest margin increased 12 basis points, or 5%, to 2.59% for the second quarter of 2024, compared to 2.47% for the first quarter of 2024. Net interest income increased $877 thousand to $13.7 million, or 7%, compared to $12.8 million for the first quarter of 2024. Interest income increased $1.1 million, or 4%, quarter-over-quarter while interest expense only increased $266 thousand, or 2%, for the same period.
•Strong Deposit Growth. Core deposits, which exclude wholesale deposits, increased $121.5 million during the quarter ended June 30, 2024, or 8%. Total deposits increased $111.5 million, or 6%, during the second quarter of 2024, to end at $1.97 billion at June 30, 2024, compared to $1.86 billion at March 31, 2024.
•Solid Credit Quality. Loans past due 30 days or more decreased to $2.5 million at June 30, 2024, compared to $3.9 million at March 31, 2024, a decrease of 35%. The Company recorded net recoveries of $5 thousand during the second quarter of 2024.
•Sound, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios were well in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 14.13% at June 30, 2024, compared to 13.83% at December 31, 2023. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank increased to 9.56% at June 30, 2024, from 8.70% at June 30, 2023. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities is fully reflected in the TCE/TA ratio.

For each of the three months ended June 30, 2024 and 2023, the Company recorded net income of $4.2 million, or $0.23 diluted earnings per share. Compared to the linked quarter, net income increased $2.8 million for the three months ended June 30, 2024, from $1.3 million for the three months ended March 31, 2024. For the six months ended June 30, 2024, the Company reported net income of $5.5 million, or $0.30 diluted earnings per share, compared to net income of $4.9 million, or $0.27 diluted earnings per share for the six months ended June 30, 2023.

Commercial bank operating earnings (non-GAAP), which exclude the nonrecurring taxes on the surrender of the Company’s BOLI policies recorded during the first quarter of 2024, for the three months ended June 30, 2024 and March 31, 2024 were $4.2 million and $3.7 million, respectively, an increase of $429 thousand, or 12%. Diluted commercial bank operating earnings per share (non-GAAP) for the three months ended June 30, 2024 and March 31, 2024 were $0.23 and $0.20, respectively.

For the three months ended June 30, 2024 and March 31, 2024, pre-tax pre-provision operating income (non-GAAP), which also excludes the nonrecurring taxes on the BOLI surrender was $5.5 million and $4.6 million, respectively, an increase of $984 thousand, or 22%.

The Company considers commercial bank operating earnings and pre-tax pre-provision operating income useful comparative financial measures of the Company’s operating performance over multiple periods. Both commercial bank operating earnings and pre-tax pre-provision operating income are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“Two consecutive quarters of margin and net interest income improvement demonstrates that our disciplined approach to loan and deposit pricing is effective. We continue to acquire new customer relationships which supports our focus to further diversify both our loan and deposit portfolios. As a result of our efforts this quarter, we originated over $41 million in new loans and $176 million in new non-maturity deposit accounts. These achievements are a result of the dedication of our bankers who are committed to provide the best service to our clients each day. Lastly, we are pleased that our partners at Atlantic Coast Mortgage (“ACM”) have recorded net income for the second quarter and year-to-date in this challenging mortgage environment.”

Statement of Condition
Total assets were $2.30 billion at June 30, 2024 and $2.19 billion at December 31, 2023, an increase of $108.6 million, or 5%. Compared to June 30, 2023, total assets decreased $45.2 million from $2.34 billion, year-over-year.

Loans receivable, net of deferred fees, were $1.89 billion at June 30, 2024, $1.83 billion at December 31, 2023, and $1.90 billion at June 30, 2023. For the three months ended June 30, 2024, loans receivable, net of fees, increased $34.2 million, or 2%, of which $19.6 million of this increase is related to the warehouse line held by ACM. Excluding the warehouse line, loans increased $14.6 million for the quarter ended June 30, 2024. During the second quarter of 2024, loan originations totaled $41.1 million with a weighted average rate of 8.38% and loan renewals totaled $15.4 million with a weighted average rate of 8.95%. Loans that paid off during the second quarter of 2024 totaled $42.5 million and had a weighted average rate of 6.39%.

Investment securities were $162.4 million at June 30, 2024, $171.9 million at December 31, 2023, and $231.5 million at June 30, 2023. The decrease in investment securities during the quarter ended June 30, 2024 was primarily a result of $4.6 million in principal repayments and maturities. For the six months ended June 30, 2024, the investment securities portfolio decreased $9.4 million, primarily due to principal paydowns and an increase in the portfolio’s unrealized losses totaling $2.0 million.

Total deposits were $1.97 billion at June 30, 2024, $1.85 billion at December 31, 2023, and $2.09 billion at June 30, 2023. Compared to March 31, 2024, total deposits increased $111.5 million, or 6%. Noninterest-bearing deposits were $373.8 million at June 30, 2024, or 19.0% of total deposits, and decreased $20.3 million during the second quarter of 2024, as customers continue to shift to interest-bearing deposit products. At June 30, 2024, core deposits, which exclude wholesale deposits, increased $121.5 million, or 8%. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At June 30, 2024 and December 31, 2023, reciprocal deposits totaled $255.4 million and $254.1 million, respectively, and are considered part of the Company’s core deposit base.

The Company continues to have consistent core deposit inflows each quarter, including the second quarter of 2024, with new non-maturity deposit accounts totaling $176.0 million (which includes $18.4 million in new noninterest-bearing deposits) compared to $112.6 million (which includes $21.0 million in noninterest-bearing deposits) for the first quarter of 2024. Title and escrow-related deposits increased $51.8 million from March 31, 2024 to June 30, 2024, which was attributable to improved title and escrow related activity during the second quarter of 2024. The Company continues to see growth in its new and existing deposit relationships going into the third quarter of 2024.

Total wholesale funding decreased $10.0 million, or 3%, during the second quarter of 2024. Wholesale funding includes wholesale deposits totaling $249.8 million and other borrowed funds totaling $57.0 million at June 30, 2024. Average wholesale funding totaled $349.6 million for the quarter ended June 30, 2024 and had a weighted average rate of 3.70%, compared to $413.2 million with a weighted average rate of 4.01% for the quarter ended March 31, 2024. The Bank used higher-cost short-term wholesale funding sources during the second quarter of 2024 to supplement intra-quarter deposit activity. At June 30, 2024, wholesale funding totaled $306.9 million and had a weighted average rate of 3.47% (including $250 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.25%).

Shareholders’ equity at June 30, 2024 was $226.5 million, an increase of $9.4 million, or 4%, from December 31, 2023. Year-to-date 2024 earnings contributed $5.5 million to the increase in shareholders’ equity. Common stock issued for stock options exercised contributed $1.9 million to shareholders’ equity for the 2024 year-to-date period. Accumulated other comprehensive loss decreased $2.0 million for the 2024 year-to-date period, which was primarily related to the change in the Company’s other comprehensive income associated with its interest rate swaps at June 30, 2024.

Book value per share at June 30, 2024 and December 31, 2023 was $12.45 and $12.19, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at June 30, 2024 and December 31, 2023 was $12.04 and $11.77, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at June 30, 2024 and December 31, 2023 was $13.26 and $13.12, respectively.

The Bank was well-capitalized at June 30, 2024, with total risk-based capital ratio of 14.13%, common equity tier 1 risk-based capital ratio of 13.09%, and tier 1 leverage ratio of 11.31%.

Asset Quality
For each of the three and six months ended June 30, 2024, the Company recorded a provision for credit losses totaling $206 thousand, compared to provisions of $618 thousand and $860 thousand for the three and six months ended June 30, 2023, respectively. The allowance for credit losses (“ACL”) to total loans, net of fees, was 1.02% at June 30, 2024, compared to 1.03% at December 31, 2023.

The Company has maintained disciplined credit guidelines during the rising interest rate environment. The Company proactively monitors the impact of rising interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Nonaccrual loans and loans 90 days or more past due at June 30, 2024 totaled $3.0 million, or 0.13% of total assets, compared to $1.8 million, or 0.08% of total assets, at December 31, 2023. The increase in nonperforming loans at June 30, 2024 is primarily a result of one commercial & industrial loan relationship that was placed on nonaccrual during the first quarter of 2024. The Company had no other real estate owned at June 30, 2024.

The Company recorded net recoveries of $5 thousand and $35 thousand for the three and six months ended June 30, 2024, respectively. At June 30, 2024 and December 31, 2023, the ACL was $19.2 million and $18.9 million, respectively. ACL coverage to nonperforming loans decreased to 603% at June 30, 2024, compared to 1032% at December 31, 2023 as a result of the $1.2 million increase in nonperforming loans during 2024.

At June 30, 2024, commercial real estate loans totaled $1.08 billion, or 57% of total loans, net of fees, and construction loans totaled $165 million, or 9% of total loans, net of fees. Included in commercial real estate loans are loans secured by office buildings totaling $136.4 million, or 7% of total loans, which are located in the Virginia and Maryland suburbs of the Company’s market area. Retail shopping centers totaled $260.8 million, or 14% of total loans, at June 30, 2024. Multi-family housing totaled $178.2 million, or 9% of total loans, at June 30, 2024. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages this portion of the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at June 30, 2024 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	69%	6	$7,476	46%	4	$3,717	Counties of Fairfax and Loudoun, Virginia and Montgomery County, Maryland	—	$—	$11,193
Office, Class B	45%	34	12,143	45%	29	57,324		—	—	69,467
Office, Class C	53%	8	5,138	39%	8	1,902		1	873	7,913
Office, Medical	39%	7	1,155	47%	7	41,514		1	5,129	47,798
Subtotal		55	$25,912		48	$104,457		2	$6,002	$136,371	7%

Retail- Neighborhood/Community Shop		—	$—	44%	30	$81,612	Prince George's County, Maryland, Fairfax County, Virginia and Washington, D.C.	2	$11,376	$92,988
Retail- Restaurant	57%	9	8,088	44%	16	26,456		—	—	34,544
Retail- Single Tenant	58%	5	1,963	41%	20	35,691		—	—	37,654
Retail- Anchored,Other	—%	0	—	52%	13	42,957		—	—	42,957
Retail- Grocery-anchored		—	—	46%	8	51,455		1	1,247	52,702
Subtotal		14	$10,051		87	$238,171		3	$12,623	$260,845	14%

Multi-family, Class A (Market)		—	$—	—%	1	$—	Washington, D.C., Baltimore City, Maryland and Arlington County, Virginia	1	$1,026	$1,026
Multi-family, Class B (Market)		—	—	62%	21	78,360		—	—	78,360
Multi-family, Class C (Market)		—	—	55%	58	71,355		2	7,047	78,402
Multi-Family-Affordable Housing		—	—	52%	10	16,360		1	4,034	20,394
Subtotal		—	$—		90	$166,075		4	$12,107	$178,182	9%

Industrial	51%	41	$67,883	47%	38	$125,223	Prince William County, Virginia, Fairfax County, Virginia and Howard County, Maryland	1	$1,041	$194,147
Warehouse	51%	14	18,451	27%	8	9,399		—	—	27,850
Flex	50%	15	18,436	54%	14	56,226		2	—	74,662
Subtotal		70	$104,770		60	$190,848		3	$1,041	$296,659	16%

Hotels		—	$—	43%	9	$51,873		1	$6,481	$58,354	3%
Mixed Use	45%	10	$5,945	60%	36	$66,146		—	$—	$72,091	4%

Land			$—			$—		26	$53,660	$53,660	3%
1-4 Family construction			$—			$—		22	$49,265	$49,265	3%
Other (including net deferred fees)			$57,844			$61,389			$23,556	$142,789	8%

Total commercial real estate and construction loans, net of fees, at June 30, 2024			$204,522			$878,959			$164,735	$1,248,216	65%

at December 31, 2023			$212,889			$878,744			$147,998	$1,239,631	68%

(1) Loan-to-value is determined at origination date against current bank owned principal.
(2) Bank-owned principal is not adjusted for deferred fees and costs.
(3) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for Non-Owner Occupied at origination.
The loans shown in the above table exhibit strong credit quality, reflecting only one classified delinquency at June 30, 2024 totaling $851 thousand. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
In August 2021, the Company acquired a membership interest in ACM to diversify its loan portfolio while providing competitive residential mortgage products to its customers and to generate additional revenue. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income. For the three months ended June 30, 2024 and 2023, the Company reported income of $351 thousand and $20 thousand, respectively, an increase of $331 thousand. For the six months ended June 30, 2024 and 2023, the Company recorded income of $148 thousand compared to a loss of $781 thousand, respectively, related to its investment in ACM. ACM management is continuing to evaluate opportunities to further reduce expenses and increase revenues.

Income Statement
The Company recorded net income of $4.2 million for both of the three months ended June 30, 2024 and June 30, 2023.

Net interest income increased $879 thousand, or 7%, to $13.7 million for the quarter ended June 30, 2024, compared to the first quarter of 2024, and decreased $717 thousand, or 5%, compared to the year ago quarter. Compared to the year ago quarter ended June 30, 2023, the decrease in net interest income for the second quarter of 2024 is primarily due to an increase in funding costs, which have increased precipitously as a result of Federal Reserve monetary policy coupled with the need to meet intense competition from market area banks, brokerages and the U.S. Treasury.

The Company's net interest margin increased 12 basis points to 2.59% for the quarter ended June 30, 2024 compared to 2.47% for the linked quarter ended March 31, 2024 and decreased only 1 basis point from 2.60% for the year ago quarter ended June 30, 2023. The increase in net interest margin is a result of continued improvement in the yields of the Company’s loan portfolio and its management to control funding costs.

On a linked quarter basis, interest income increased $1.1 million, or 4%, for the second quarter of 2024 compared to the quarter ended March 31, 2024. Total interest income increased $767 thousand, or 3%, for the second quarter of 2024 compared to the same quarter of 2023. The year ago quarter included recovered loan interest of $338 thousand from an impaired loan that was fully recovered. Interest income on loans increased $1.5 million, or 6%, for the three months ended June 30, 2024, compared to the same period of 2023. Compared to the linked quarter, interest income on loans increased $1.1 million, or 5%, for the three months ended June 30, 2024, primarily as a result of an increase in average loans and an increase in loan yields. Loan yields increased 12 basis points to 5.62% for the three months ended June 30, 2024 compared to the three months ended March 31, 2024, and increased 27 basis points compared to the year ago quarter. Yield on earning assets increased 38 basis points to 5.27% for the three months ended June 30, 2024 compared to the same period of 2023, partially as a result of the balance sheet repositionings completed during 2023 along with the repricing of the Company’s variable rate loan portfolio and new loan originations.

At June 30, 2024, approximately $404 million, or 27%, of the Company’s commercial loan portfolio is expected to reprice in the next 12 months, which is comprised of the following: $94.6 million in fixed rate commercial loans, and $28.5 million in variable rate commercial loans, with an additional $281.1 million in floating rate loans priced currently at market rates. Within the following 24-36 months, $202.9 million in fixed rate commercial loans will reprice and an additional $85.6 million in variable rate commercial loans will reprice, representing 19% of the current loan portfolio. In the near term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

On a linked quarter basis, interest expense increased $266 thousand, or 2%, for the second quarter of 2024 compared to the quarter ended March 31, 2024. Total interest expense for the three months ended June 30, 2024 was $14.3 million compared to $12.8 million for the year ago quarter ended June 30, 2023, an increase of $1.5 million, or 12%. Interest expense on deposits increased $353 thousand for the three months ended June 30, 2024 compared to the three months ended March 31, 2024, reflecting the increase in volume of deposits during the second quarter of 2024 in addition to the Company’s continued focus on maintaining core deposit pricing. Compared to the year ago quarter ended June 30, 2023, interest expense on deposits increased $882 thousand for the three months ended June 30, 2024. The cost of deposits for the second quarter of 2024 was 2.88% compared to 2.82% for the first quarter of 2024, an increase of 6 basis points compared to an increase of 47 basis points from 2.41% for the year-ago second quarter.

The Company’s cumulative deposit beta (calculated comparing the change in deposit interest rates from March 31, 2022 to June 30, 2024 including noninterest-bearing deposits and excluding wholesale deposits) remained at approximately 42% for each of June 30, 2024, March 31, 2024, and December 31, 2023, since the Federal Reserve began increasing short-term interest rates.

Net interest income for the six months ended June 30, 2024 and 2023 was $26.5 million and $28.4 million, respectively, a decrease of $1.9 million, or 7%, year-over-year. Interest income increased $2.3 million, or 4%, to $54.8 million for the six months ended June 30, 2024 as compared to $52.5 million for the comparable 2023 period. Interest expense totaled $28.3 million for the six months ended June 30, 2024, an increase of $4.2 million, compared to $24.1 million for the six months ended June 30, 2023. The Company’s net interest margin for the six months ended June 30, 2024 was 2.59% compared to 2.60% for the year-ago six month period of 2023.

Noninterest income for the three months ended June 30, 2024 totaled $871 thousand compared $891 thousand for the three months ended June 30, 2023 and $395 thousand for the three months ended March 31, 2024.

Fee income from loans was $38 thousand for the quarter ended June 30, 2024, compared to $169 thousand for the second quarter of 2023, which included income from back-to-back loan swap transactions entered into during the second quarter of 2023. Service charges on deposit accounts totaled $279 thousand for the second quarter of 2024, compared to $232 thousand for the year ago quarter, and $261 thousand for the three months ended March 31, 2024. Income from bank-owned life insurance decreased $296 thousand to $66 thousand for the three months ended June 30, 2024, compared to $362 thousand for the same period of 2023, a direct result of the surrendered BOLI that occurred during the first quarter of 2024. As previously mentioned, income from the Company’s minority interest in ACM totaled $351 thousand for the three months ended June 30, 2024, compared to income of $20 thousand for the same period of 2023, and compared to a loss of $203 thousand for the linked quarter ended March 31, 2024.

For the year-to-date period ended June 30, 2024, the Company recorded noninterest income totaling $1.3 million, compared to a loss of $3.7 million for the six months ended June 30, 2023, which was primarily associated with its securities sales transaction executed during the first quarter of 2023.

Noninterest expense totaled $9.0 million for the quarter ended June 30, 2024, a decrease of $207 thousand, or 2%, compared to $9.2 million for the year ago quarter ended June 30, 2023. On a linked quarter basis, noninterest expense increased $371 thousand, or 4%, from $8.6 million for the three months ended March 31, 2024.

The decrease for the second quarter of 2024 was primarily related to salaries and benefits expense which decreased $402 thousand when compared to the year ago quarter. Salary expense was the main driver for these decreases, a result of reduced staffing and process improvement through the use of technology. On a linked quarter basis, salaries and benefits expense increased $159 thousand, or 4%, for the three months ended June 30, 2024, primarily as a result of an increase to the incentive accruals for the quarter. Full-time equivalent employees have decreased from 129 at June 30, 2023, and from 118 at December 31, 2023 to 113 at June 30, 2024.

Occupancy expense decreased $95 thousand to $515 thousand for the three months ended June 30, 2024 compared to the year ago quarter ended June 30, 2023, primarily as a result of the office space reduction efforts completed during 2023. Internet banking and software expense increased $147 thousand to $730 thousand for the second quarter of 2024 compared to the quarter ended June 30, 2023, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses totaled $1.6 million for second quarter of 2024 compared to $1.5 million for the year ago quarter ended June 30, 2023. The Company continues to identify and assess opportunities to reduce operating expenses.

For the six months ended June 30, 2024 and 2023, noninterest expense was $17.6 million and $18.2 million, respectively, a decrease of $592 thousand, or 3%, primarily as a result of the aforementioned decreases in salaries and benefits expenses and occupancy expense.

The efficiency ratio for core bank operating earnings, excluding 2023 losses on the sale of available-for-sale investment securities, for the quarters ended June 30, 2024, March 31, 2024, and June 30, 2023, was 61.9%, 65.4%, and 60.2%, respectively. For the six months ended June 30, 2024 and 2023, the efficiency ratio for core bank operating earnings was 63.6% and 62.3%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.2 million for each of the three months ended June 30, 2024 and June 30, 2023. For the six months ended June 30, 2024 and 2023, provision for income taxes was $4.4 million and $739 thousand, respectively. The year-to-date 2024 period includes an additional $2.4 million which is associated with the Company’s surrendering of its BOLI policies that occurred during the first quarter of 2024.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.30 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions the Company does business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the Company’s investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company’s common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events; the management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; and potential exposure to fraud, negligence, computer theft and cyber-crime, and the Company’s ability to maintain the security of its data processing and information technology systems. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three months ended,		For the Six Months Ended,			At or For the Three months ended,
	June 30, 2024	June 30, 2023	June 30, 2024		June 30, 2023	March 31, 2024	December 31, 2023
Selected Balances
Total assets	$2,299,194	$2,344,372				$2,182,662	$2,190,558
Total investment securities	162,429	231,468				167,061	171,859
Total loans, net of deferred fees	1,886,929	1,903,814				1,852,746	1,828,564
Allowance for credit losses on loans	(19,208)	(19,442)				(18,918)	(18,871)
Total deposits	1,968,750	2,088,042				1,857,265	1,845,292
Subordinated debt	19,652	19,592				19,633	19,620
Other borrowings	57,000	—				57,000	85,000
Reserve for unfunded commitments	506	801				586	602
Total stockholders’ equity	226,491	211,051				220,661	217,117
Summary Results of Operations
Interest income	$27,972	$27,203	$54,799		$52,537	$26,827	$26,651
Interest expense	14,301	12,815	28,336		24,135	14,035	13,992
Net interest income	13,670	14,388	26,462		28,402	12,792	12,659
Provision for credit losses(5)	206	618	206		860	—	—
Net interest income after provision for credit losses	13,464	13,770	26,256		27,542	12,792	12,659
Noninterest income - loan fees, service charges and other	454	509	862		943	408	420
Noninterest income - bank owned life insurance	66	362	256		694	190	385
Noninterest income (loss) on minority membership interest	351	20	148		(781)	(203)	321
Noninterest loss on sale of available-for-sale investment securities	—	—	—		(4,592)	—	(10,985)
Noninterest expense	8,996	9,203	17,621		18,213	8,625	9,402
Income (Loss) before taxes	5,340	5,457	9,902		5,593	4,562	(6,602)
Income tax expense (benefit)	1,185	1,225	4,407		739	3,222	(1,531)
Net income (loss)	4,155	4,232	5,495		4,854	1,340	(5,071)
Per Share Data
Net income (loss), basic	$0.23	$0.24	$0.31		$0.28	$0.08	$(0.28)
Net income (loss), diluted	$0.23	$0.23	$0.30		$0.27	$0.07	$(0.28)
Book value	$12.45	$11.87				$12.32	$12.19
Tangible book value (1)	$12.04	$11.44				$11.90	$11.77
Tangible book value, excluding accumulated other comprehensive losses (1)	$13.26	$13.17				$13.16	$13.12
Shares outstanding	18,186,147	17,783,305				17,904,445	17,806,995
Selected Ratios
Net interest margin (2)	2.59%	2.60%	2.53%		2.60%	2.47%	2.37%
Return on average assets (2)	0.77%	0.73%	0.51%		0.42%	0.25%	(0.92)%
Return on average equity (2)	7.42%	8.17%	4.95%	73.84%	4.70%	2.44%	(9.51)%
Efficiency (3)	61.86%	60.23%	63.54%		73.84%	65.41%	NM
Loans, net of deferred fees to total deposits	95.84%	91.18%				99.76%	99.09%
Noninterest-bearing deposits to total deposits	18.99%	20.93%				21.22%	21.50%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income (loss) reported above	$4,155	$4,232	$5,495		$4,854	$1,340	$(5,071)
Add: Loss on sale of available-for-sale investment securities	—	—	—		4,592	—	10,985
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	2,386		—	2,386	—
Add: Office space reduction and severance costs	—	—	—		—	—	336
Subtract: Non-recurring valuation adjustment of minority investment	—	—			—	—	(1,258)
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—	—		(1,010)	—	(2,214)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$4,155	$4,232	$7,881	$—	$8,436	$3,726	$2,778
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.23	$0.24	$0.44		$0.48	$0.21	$0.16
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.23	$0.23	$0.43		$0.46	$0.20	$0.15
Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.77%	0.73%	0.73%		0.74%	0.69%	0.50%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	7.42%	8.17%	7.10%		8.17%	6.77%	5.21%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)(3)	61.86%	60.23%	63.55%		62.25%	65.41%	65.77%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.56%	8.70%				9.80%	10.12%
Total risk-based capital (to risk weighted assets)	14.13%	13.28%				14.05%	13.83%
Common equity tier 1 capital (to risk weighted assets)	13.09%	12.26%				13.18%	12.80%
Tier 1 leverage (to average assets)	11.31%	10.41%				11.18%	10.77%
Asset Quality
Nonperforming loans and loans 90+ past due	$3,187	$1,443				$2,996	$1,829
Nonperforming loans and loans 90+ past due to total assets	0.13%	0.06%				0.14%	0.08%
Nonperforming assets to total assets	0.13%	0.06%				0.14%	0.08%
Allowance for credit losses to loans	1.02%	1.02%				1.02%	1.03%
Allowance for credit losses to nonperforming loans	602.70%	1347.33%				631.44%	1031.77%
Net (recoveries ) charge-offs	$(5)	$356	$(35)		$333	$(30)	$49
Net charge-offs (recoveries) to average loans (2)	—%	0.08%	—%		0.04%	(0.01)%	0.01%
Selected Average Balances
Total assets	$2,170,786	$2,309,251	$2,165,125		$2,288,835	$2,159,463	$2,210,366
Total earning assets	2,123,431	2,223,581	2,103,435		2,204,172	2,083,440	2,123,455
Total loans, net of deferred fees	1,882,342	1,867,813	1,861,614		1,849,493	1,840,887	1,825,472
Total deposits	1,798,734	2,002,047	1,792,705		1,894,343	1,786,677	1,836,826
Other Data
Noninterest-bearing deposits	$373,848	$436,972				$394,143	$396,724
Interest-bearing checking, savings and money market	1,070,360	872,508				905,321	896,969
Time deposits	274,684	365,242				297,952	306,349
Wholesale deposits	249,860	413,320				259,849	245,250

(1) Non-GAAP Reconciliation
(Dollars in thousands, except per share data)
Total stockholders’ equity	$226,491	$211,051				$220,661	$217,117
Less: goodwill and intangibles, net	(7,497)	(7,682)				(7,540)	(7,585)
Tangible Common Equity	$218,993	$203,368				$213,121	$209,532
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(22,152)	(30,762)				(22,473)	(24,160)
Tangible Common Equity excluding AOCI	$241,146	$234,130				$235,594	$233,692

Book value per common share	$12.45	11.87				$12.32	$12.19
Less: intangible book value per common share (5)	(0.41)	(0.43)				(0.42)	(0.42)
Tangible book value per common share	$12.04	$11.44				$11.90	$11.77
Add: AOCI (loss) per common share	(1.22)	(1.73)				(1.26)	(1.35)
Tangible book value per common share, excluding AOCI	$13.26	$13.17				$13.16	$13.12
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.
(5)Provision for credit losses includes provision for credit losses on loans and provision (recovery) for unfunded loan commitments

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	June 30, 2024	March 31, 2024	% Change Current Quarter	December 31, 2023	June 30, 2023	% Change From Year Ago

Cash and due from banks	$10,226	$6,936	47.4%	$8,042	$8,281	23.5%
Interest-bearing deposits at other financial institutions	154,359	73,598	109.7%	52,480	66,723	131.3%
Investment securities	162,429	167,061	(2.8)%	171,859	231,468	(29.8)%
Restricted stock, at cost	8,186	7,717	6.1%	9,488	4,909	66.8%
Loans, net of fees:
Commercial real estate	1,083,481	1,089,362	(0.5)%	1,091,633	1,111,249	(2.5)%
Commercial and industrial	268,921	241,752	11.2%	216,367	223,406	20.4%
Commercial construction	164,735	155,451	6.0%	147,998	158,713	3.8%
Consumer real estate	339,146	355,750	(4.7)%	363,317	365,122	(7.1)%
Warehouse facilities	24,425	4,812	407.6%	3,506	39,700	(38.5)%
Consumer nonresidential	6,220	5,619	10.7%	5,743	5,624	10.6%
Total loans, net of fees	1,886,929	1,852,746	1.8%	1,828,564	1,903,814	(0.9)%
Allowance for credit losses on loans	(19,208)	(18,918)	1.5%	(18,871)	(19,442)	(1.2)%
Loans, net	1,867,721	1,833,828	1.8%	1,809,693	1,884,372	(0.9)%

Premises and equipment, net	915	934	(2.0)%	997	1,103	(17.0)%
Goodwill and intangibles, net	7,497	7,540	(0.6)%	7,585	7,682	(2.4)%
Bank owned life insurance (BOLI)	9,078	9,011	0.7%	56,823	56,066	(83.8)%
Other assets	78,783	76,037	3.6%	73,591	83,768	(6.0)%
Total Assets	$2,299,194	$2,182,662	5.3%	$2,190,558	$2,344,372	(1.9)%

Deposits:
Noninterest-bearing	$373,848	$394,143	(5.1)%	$396,724	$436,972	(14.4)%
Interest checking	631,162	506,168	24.7%	576,471	626,748	0.7%
Savings and money market	439,198	399,154	10.0%	320,498	245,760	78.7%
Time deposits	274,684	297,951	(7.8)%	306,349	365,242	(24.8)%
Wholesale deposits	249,860	259,849	(3.8)%	245,250	413,320	(39.5)%
Total deposits	1,968,752	1,857,265	6.0%	1,845,292	2,088,042	(5.7)%

Other borrowed funds	57,000	57,000	—%	85,000	—	—%
Subordinated notes, net of issuance costs	19,652	19,633	0.1%	19,620	19,592	0.3%
Reserve for unfunded commitments	506	586	(13.7)%	602	801	(36.8)%
Other liabilities	26,793	27,517	(2.6)%	22,927	24,886	7.7%

Stockholders’ equity	226,491	220,661	2.6%	217,117	211,051	7.3%
Total Liabilities & Stockholders' Equity	$2,299,194	$2,182,662	5.3%	$2,190,558	$2,344,372	(1.9)%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2024	March 31, 2024	% Change Current Quarter	June 30, 2023	% Change From Year Ago

Net interest income	$13,671	$12,792	6.9%	$14,388	(5.0)%
Provision for credit losses	206	—	—%	618	(66.7)%
Net interest income after provision for credit losses	13,465	12,792	5.3%	13,770	(2.2)%

Noninterest income:
Fees on loans	38	49	(22.4)%	169	(77.5)%
Service charges on deposit accounts	279	261	6.9%	232	20.3%
BOLI income	66	190	(65.3)%	362	(81.8)%
Income (Loss) from minority membership interest	351	(203)	(272.9)%	20	1655.0%
Other fee income	137	98	39.8%	108	26.9%
Total noninterest income	871	395	120.5%	891	(2.2)%

Noninterest expense:
Salaries and employee benefits	4,690	4,531	3.5%	5,092	(7.9)%
Occupancy expense	515	522	(1.3)%	610	(15.6)%
Internet banking and software expense	730	694	5.2%	583	25.2%
Data processing and network administration	667	635	5.0%	611	9.2%
State franchise taxes	590	589	0.2%	584	1.0%
Professional fees	228	243	(6.2)%	247	(7.7)%
Other operating expense	1,575	1,411	11.6%	1,475	6.8%
Total noninterest expense	8,996	8,625	4.3%	9,203	(2.2)%
Net income before income taxes	5,340	4,562	17.1%	5,457	(2.1)%
Income tax expense	1,185	3,222	(63.2)%	1,225	(3.3)%
Net Income	$4,155	$1,340	210.1%	$4,232	(1.8)%

Earnings per share - basic	$0.23	$0.08	187.5%	$0.24	(3.7)%
Earnings per share - diluted	$0.23	$0.07	228.6%	$0.23	(1.9)%
Weighted-average common shares outstanding - basic	18,000,491	17,828,759	1.0%	17,710,535	1.6%
Weighted-average common shares outstanding - diluted	18,341,906	18,317,483	0.1%	18,058,612	1.6%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$4,155	$1,340		$4,232
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386		—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—		—
Adjusted Net Income, core bank operating earnings (non-GAAP)	$4,155	$3,726		$4,232
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.23	$0.21		$0.24
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.23	$0.20		$0.23

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.77%	0.69%		0.73%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	7.42%	6.77%		8.17%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	61.86%	65.40%		60.23%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$4,155	$1,340	$4,232
Add: Provision for credit losses	206	—	618
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	2,386	—
(Subtract) Add: Income tax (benefit) expense	$1,185	836	1,225
Adjusted Pre-tax pre-provision income	$5,546	$4,562	$6,075
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.31	$0.26	$0.34
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.30	$0.25	$0.34

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.02%	0.85%	1.05%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	9.91%	8.29%	11.72%

	For the Six Months Ended
	June 30, 2024	June 30, 2023	% Change

Net interest income	$26,462	$28,402	(6.8)%
Provision for credit losses	206	860	(76.0)%
Net interest income after provision for credit losses	26,256	27,542	(4.7)%

Noninterest income:
Fees on loans	87	246	(64.6)%
Service charges on deposit accounts	540	447	20.8%
BOLI income	256	694	(63.1)%
Income (Loss) from minority membership interest	148	(781)	(119.0)%
Loss on sale of available-for-sale investment securities	—	(4,592)	(100.0)%
Other fee income	235	250	(6.0)%
Total noninterest income (loss)	1,266	(3,736)	(133.9)%

Noninterest expense:
Salaries and employee benefits	9,221	10,107	(8.8)%
Occupancy expense	1,037	1,238	(16.2)%
Internet banking and software expense	1,424	1,144	24.5%
Data processing and network administration	1,302	1,233	5.6%
State franchise taxes	1,179	1,169	0.9%
Professional fees	471	431	9.3%
Other operating expense	2,987	2,891	3.3%
Total noninterest expense	17,621	18,213	(3.3)%
Net income before income taxes	9,901	5,593	77.0%
Income tax expense	4,406	739	496.2%
Net Income	$5,495	$4,854	13.2%

Earnings per share - basic	$0.31	$0.28	12.7%
Earnings per share - diluted	$0.30	$0.27	12.3%
Weighted-average common shares outstanding - basic	17,914,625	17,644,097	1.5%
Weighted-average common shares outstanding - diluted	18,329,695	18,177,530	0.8%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$5,495	$4,854
Add: Loss on sale of available-for-sale investment securities	—	4,592
Add: office space reduction and severance costs	—	—
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—
Subtract: Non-recurring valuation adjustment of minority investment	—	—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	(1,010)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$7,881	$8,436
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.44	$0.48
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.43	$0.46

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.73%	0.74%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	7.10%	8.17%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	63.55%	62.25%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,495	$4,854
Add: Provision for credit losses	206	860
Add: loss on sale of investment securities	—	4,592
Add: Non-recurring tax and 10% modified ednowment contract penalty on early surrender of BOLI policies	2,386	—
(Subtract) Add: Income tax expense	2,020	739
Adjusted Pre-tax pre-provision income	$10,107	$11,045
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.56	$0.63
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.55	$0.61

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	0.93%	0.97%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	9.11%	10.70%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	6/30/2024			3/31/2024			6/30/2023
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,087,064	$13,795	5.08%	$1,091,088	$13,561	4.97%	$1,119,042	$13,541	4.84%
Commercial and industrial	253,485	5,022	7.92%	228,147	4,361	7.65%	197,130	3,735	7.58%
Commercial construction	162,711	2,918	7.17%	152,535	2,752	7.22%	156,471	2,814	7.19%
Consumer real estate	347,180	4,116	4.74%	358,886	4,439	4.95%	360,161	4,241	4.71%
Warehouse facilities	26,000	483	7.44%	4,531	88	7.77%	28,910	510	7.06%
Consumer nonresidential	5,902	123	8.34%	5,700	113	7.96%	6,099	143	9.36%
Total loans	1,882,342	26,457	5.62%	1,840,887	25,314	5.50%	1,867,813	24,984	5.35%

Investment securities (2)(3)	211,630	1,114	2.10%	215,020	1,143	2.12%	288,987	1,375	1.90%
Interest-bearing deposits at other financial institutions	29,459	401	5.48%	27,533	372	5.44%	66,781	844	5.07%
Total interest-earning assets	2,123,431	$27,972	5.27%	2,083,440	$26,829	5.15%	2,223,581	$27,205	4.89%

Non-interest earning assets:
Cash and due from banks	7,553			5,946			6,930
Premises and equipment, net	979			976			1,152
Accrued interest and other assets	57,755			87,983			96,656
Allowance for credit losses	(18,932)			(18,882)			(19,068)
Total Assets	$2,170,786			$2,159,463			$2,309,251

Interest-bearing liabilities:
Interest checking	$549,071	$4,622	3.39%	$499,923	$3,942	3.17%	$531,440	$3,546	2.68%
Savings and money market	334,627	3,081	3.70%	300,371	2,507	3.36%	245,306	1,289	2.11%
Time deposits	286,910	3,104	4.35%	300,873	3,208	4.29%	393,877	3,563	3.63%
Wholesale deposits	249,846	2,087	3.36%	305,392	2,884	3.80%	377,126	3,615	3.84%
Total interest-bearing deposits	1,420,454	12,894	3.65%	1,406,559	12,541	3.59%	1,547,748	12,012	3.11%

Other borrowed funds	99,758	1,150	4.63%	107,830	1,237	4.61%	57,176	546	3.83%
Subordinated notes, net of issuance costs	19,639	257	5.27%	19,624	257	5.28%	19,583	258	5.27%
Total interest-bearing liabilities	1,539,851	$14,301	3.74%	1,534,013	$14,035	3.68%	1,624,507	$12,816	3.16%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	378,280			380,119			454,299
Other liabilities	28,740			25,288			23,146
Shareholders’ equity	223,914			220,043			207,299
Total Liabilities and Shareholders' Equity	$2,170,786			$2,159,463			$2,309,251
Net Interest Margin		$13,671	2.59%		$12,794	2.47%		$14,390	2.60%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023. The taxable equivalent adjustment to interest income was ($8), $2 and $1 for the three months ended June 30, 2024. March 31, 2024 and June 30, 2023.
(3)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Six Months Ended
	6/30/2024			6/30/2023
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,089,076	$27,356	5.02%	$1,108,700	$26,221	4.73%
Commercial and industrial	240,816	9,383	7.79%	200,160	7,183	7.18%
Commercial construction	157,622	5,670	7.19%	155,010	5,453	7.04%
Consumer real estate	353,033	8,557	4.85%	352,728	8,289	4.71%
Warehouse facilities	15,266	571	7.49%	26,471	934	7.06%
Consumer nonresidential	5,801	234	8.07%	6,424	302	9.41%
Total loans	1,861,614	51,771	5.56%	1,849,493	48,382	5.23%

Investment securities (2)(3)	213,325	2,255	2.11%	308,072	3,012	1.96%
Interest-bearing deposits at other financial institutions	28,496	773	5.46%	46,606	1,146	4.96%
Total interest-earning assets	2,103,435	$54,799	5.21%	2,204,172	$52,540	4.77%

Non-interest earning assets:
Cash and due from banks	5,880			5,874
Premises and equipment, net	978			1,180
Accrued interest and other assets	73,739			95,670
Allowance for credit losses	(18,907)			(18,061)
Total Assets	$2,165,125			$2,288,835

Interest-bearing liabilities:
Interest checking	$524,497	$8,565	3.28%	$525,637	$6,461	2.48%
Savings and money market	317,499	5,589	3.54%	268,867	2,763	2.07%
Time deposits	293,891	6,310	4.32%	347,972	5,742	3.33%
Wholesale deposits	277,619	4,971	3.60%	314,706	5,827	3.73%
Total interest-bearing deposits	1,413,506	25,435	3.62%	1,457,182	20,793	2.88%

Other borrowed funds	103,794	2,387	4.62%	143,735	2,827	3.97%
Subordinated notes, net of issuance costs	19,632	514	5.27%	19,577	515	5.30%
Total interest-bearing liabilities	1,536,932	$28,336	3.71%	1,620,494	$24,135	3.00%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	379,199			437,161
Other liabilities	27,015			24,768
Shareholders’ equity	221,979			206,412
Total Liabilities and Shareholders' Equity	$2,165,125			$2,288,835
Net Interest Margin		$26,463	2.53%		$28,405	2.60%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the six months ended June 30, 2024, and June 30, 2023.The taxable equivalent adjustment to interest income was ($6) and $2 for the six months ended June 30, 2024 and 2023, respectively.
(3)The average balances for investment securities includes restricted stock.